Exhibit 21.1

SUBSIDIARIES OF JAMF HOLDING CORP.

Name	Jurisdiction of Formation

Juno Parent, LLC	Delaware

Juno Intermediate, Inc.	Delaware

JAMF Holdings, Inc.	Minnesota

Jamf Software, LLC	Minnesota

Digita Security LLC	Delaware

JAMF International, Inc.	Minnesota

JAMF Software Pacific Limited	Hong Kong

JAMF Software Pty Ltd	Australia

JAMF Japan KK	Japan

JAMF Software Atlantic B.V.	Netherlands

JAMF Software U.K. Limited	United Kingdom

JAMF Software France SARL	France

JAMF Software Poland sp. z o.o.	Poland

JAMF Software Germany GmbH	Germany

Jamf Sweden AB	Sweden

Jamf Software S. de R.L. de C.V.	Mexico